UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         December 4, 2005

COOPER-STANDARD HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123708	20-1945088
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

39550 Orchard Hill Place Drive
Novi, Michigan 48375
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (248) 596-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:    Entry into a Material Definitive Agreement

On December 4, 2005, Cooper-Standard Automotive Inc. (the ‘‘Company’’), a wholly owned subsidiary of Cooper-Standard Holdings Inc. (‘‘CSH’’), entered into a Stock and Asset Purchase Agreement (the ‘‘Agreement’’) with ITT Automotive, Inc. (‘‘ITT’’), pursuant to which the Company and certain of its affiliates will acquire ITT's automotive fluid handling systems business (the ‘‘Business’’), including the outstanding capital stock of certain of ITT's direct and indirect subsidiaries and certain assets and liabilities of ITT and its affiliates, for $205 million in cash. The purchase price is subject to a net working capital adjustment as provided in the Agreement and the Agreement includes customary representations, warranties and covenants from both parties.

The acquisition of the Business is expected to be consummated in the first quarter of 2006, following the satisfaction or waiver of customary closing conditions and the receipt of regulatory approvals. The Company intends to finance the transaction with an incremental loan under its senior secured credit facility.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement itself, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety.

On December 5, 2005, the Company issued a press release announcing that it had entered into the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01:    Financial Statements and Exhibits

(c) Exhibits.

10.1	Stock and Asset Purchase Agreement dated December 4, 2005 between Cooper-Standard Automotive Inc. and ITT Industries, Inc.

99.1	Press release announcing signing of the Agreement, dated December 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper-Standard Holdings Inc.

Date: December 8, 2005

By: /s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Vice President, General Counsel and Secretary